UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2012

THE CORPORATE EXECUTIVE BOARD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34849	52-2056410
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1919 North Lynn Street, Arlington, Virginia		22209
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (571) 303-3000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 1, 2012, The Corporate Executive Board Company (the “Company”), together with certain of its subsidiaries acting as guarantors, entered into Amendment No. 2 to the senior secured credit agreement, dated as of July 2, 2012, as amended on July 18, 2012, with Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, the lenders party thereto from time to time, and Barclays Bank, PLC, as Syndication Agent (“Amendment No. 2”). In Amendment No. 2, the parties increased the size of both the credit agreement’s term loan A facility and its revolving credit facility, but reduced the size of its term loan B facility, and as a result the aggregate borrowings available under the credit agreement’s three facilities remained at $625 million. Amendment No. 2 also changed the interest rate for the term loan B facility. The amendments made on July 18, 2012 (in Amendment No. 1) and the other amendments included in Amendment No. 2 are not material. The description of the senior secured credit agreement included below in Item 2.03 of this Current Report on Form 8-K reflects the changes made by Amendment No. 2.

Item 1.02.	Termination of a Material Definitive Agreement.

On August 2, 2012, concurrently with the completion of the acquisition and financing transactions discussed below in Items 2.01 and 2.03 of this Current Report on Form 8-K, the credit agreement dated as of March 16, 2011 among the Company, together with certain of its subsidiaries acting as guarantors, and certain lenders, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent (the “Prior Credit Facility”), was terminated, and all of the commitments under it were released. The Company did not incur any early termination penalties in connection with the termination of the Prior Credit Facility.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously reported, on July 2, 2012, the Company and its wholly owned subsidiary The Corporate Executive Board Company (UK) Limited (“CEB UK”) entered into a sale and purchase agreement (the “Sale and Purchase Agreement”), pursuant to which CEB UK would acquire the entire issued share capital of SHL Group Holdings 1 Limited and its subsidiaries (together, the “SHL Group”) from funds managed by Hg Capital (“Hg Capital”) and Veronis Suhler Stevenson (“VSS”) and members of management and other investors (together with the affiliates of Hg Capital and VSS, the “Sellers”) for an enterprise value of $660 million (the “Gross Purchase Price”), subject to adjustment as provided in the Sale and Purchase Agreement (the “Acquisition”).

On August 2, 2012, the Company and CEB UK completed the Acquisition in accordance with the terms and conditions of the Sale and Purchase Agreement. A portion of the Gross Purchase Price was used to repay the SHL Group’s outstanding bank debt and the balance (after reduction for certain expenses and costs set forth in the Sale and Purchase Agreement and the assumption of certain liabilities of the SHL Group that were assumed in the Acquisition) was paid to the Sellers in exchange for the shares they owned in the SHL Group and to repay outstanding loans made to the SHL Group by certain of the Sellers. Upon completion of the Acquisition, the SHL Group became a wholly-owned indirect subsidiary of the Company.

The Company used borrowings under the Senior Secured Credit Facilities, as are discussed below in Item 2.03 of this Current Report on Form 8-K, and approximately $121 million of its available cash on hand to fund the Gross Purchase Price (including settlement of the currency forward contract that the Company put in place on July 2, 2012 to hedge its obligation to pay a portion of the Gross Purchase Price in British pounds sterling).

For additional information on the Sale and Purchase Agreement and the transactions contemplated thereby, please see the Current Report on Form 8-K filed by the Company on July 3, 2012 and the copy of the Sale and Purchase Agreement filed as Exhibit 2.1 thereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, on July 2, 2012, the Company, together with certain of its subsidiaries acting as guarantors, entered into a senior secured credit agreement, with Bank of America, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, the lenders party thereto from time to time, and Barclays Bank, PLC, as Syndication Agent in connection with the execution of the Sale and Purchase Agreement, which (as described above in Item 1.01 of this Current Report on Form 8-K) was amended on July 18, 2012, and again on August 1, 2012 (as amended and restated, the “Credit Agreement”). The Credit Agreement now provides for (i) a term loan A in an aggregate principal amount of $275 million (the “Term A Loan Facility”), (ii) a term loan B in an aggregate principal amount of $250 million (the “Term B Loan Facility” and together with the Term A Facility, the “Term Facilities”) and (iii) a $100 million revolving credit facility (the “Revolving Credit Facility”, and together with the Term A Loan Facility and the Term B Loan Facility, the “Senior Secured Credit Facilities”).

On August 2, 2012, in connection with the closing of the Acquisition, the full amounts of the Term A Loan Facility and the Term B Loan Facility were drawn and $30 million under the Revolving Credit Facility was drawn. In addition, approximately $6 million of availability under the Revolving Credit Facility was used to cover letters of credit that were issued to replace similar letters of credit previously issued under the Prior Credit Facility, which, as discussed above in Item 1.02 of this Current Report on Form 8-K, was terminated concurrently with the drawings under the Senior Secured Credit Facilities. Upon termination of the Prior Credit Facility, all of the commitments (including the previous letters of credit) under it were released. Other than with respect to the letters of credit, the Company had no outstanding borrowings under the Prior Credit Facility.

Borrowings under the Senior Secured Credit Facilities bear interest at rates based on the ratio of the Company’s and its subsidiaries consolidated first lien indebtedness to the Company’s and its subsidiaries consolidated EBITDA (as defined in the Credit Agreement) for applicable periods specified in the Senior Secured Credit Facilities. The interest rate per annum applicable to the loans under the Senior Secured Credit Facilities will be based on a fluctuating rate of interest equal to the sum of an applicable margin and, at the Company’s election from time to time, either (1) a base rate determined by reference to the highest of (a) the rate as publicly announced from time to time by Bank of America as its “prime rate”, (b) the federal funds effective rate plus 0.50% and (c) (i) with respect to the Term A Loan Facility and the Revolving Credit Facility, one-month LIBOR plus 1.00%, and (ii) with respect to the Term B Loan Facility, one-month LIBOR (with a floor of 1.25%) plus 1.00%, or (2) a Eurocurrency rate determined by reference to LIBOR with a term, as selected by the Company, of one, two, three or six months (or nine or twelve months if consented to by all the lenders under the applicable loan). As of the closing, the Term A Loan Facility and the Revolving Credit Facility have applicable margins equal to 2.0%, in the case of base rate loans, and 3.0%, in the case of LIBOR loans, and the Term B Loan Facility has applicable margins equal to 2.75%, in the case of base rate loans, and 3.75%, in the case of LIBOR loans. Borrowings under the Term B Loan Facility will be subject to a floor of 1.25% in the case of LIBOR loans and 2.25% in the case of base rate loans.

As previously reported on July 2, 2012, as of the closing of the Acquisition, the Senior Secured Credit Facilities are secured by certain collateral, subject to certain exceptions and thresholds, including (a) a perfected first priority security interests in substantially all tangible and intangible personal property and fee-owned real property of the Company and each of the Company’s wholly-owned material domestic subsidiaries and (b) a perfected first priority pledge of (i) the equity interests of each direct domestic restricted subsidiary of the Company and each of the Company’s wholly-owned material subsidiaries and (ii) 65% of the stock of each material first-tier foreign restricted subsidiary of the Company. On August 2, 2012, the Company and certain of its subsidiaries entered into the applicable security documents, and certain collateral was pledged thereunder.

For additional information on the credit agreement as initially executed, please see the Current Report on Form 8-K filed by the Company on July 3, 2012 and the copy of the original credit agreement (including the forms of all security documents) filed as Exhibit 10.1 thereto.

Item 8.01.	Other Events.

On August 2, 2012, the Company’s Board of Directors approved a cash dividend for the third quarter of 2012 of $0.175 per share.

On August 2, 2012, the Company issued a press release announcing completion of the transactions contemplated by the Sale and Purchase Agreement and the Senior Secured Credit Facilities as described above under Items 2.01 and 2.03, respectively, as well as approval of the cash dividend as described in this Item 8.01. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The Company intends to provide the financial statements for the periods specified in Rule 3-05(b) of Regulation S-X under cover of a Current Report on Form 8-K/A within the time allowed for such filing by Item 9.01(a)(4) of this Current Report on Form 8-K.

(b) Pro Forma Financial Information.

The Company intends to provide the pro forma financial information required by Article 11 of Regulation S-X under cover of a Current Report on Form 8-K/A within the time allowed for such filings by Item 9.01(b)(2) of this Current Report on Form 8-K.

(d) Exhibits

Exhibit No.	Description

99.1	The Corporate Executive Board Company’s press release, dated August 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CORPORATE EXECUTIVE BOARD COMPANY (Registrant)

Date: August 2, 2012	By:	/s/ Richard S. Lindahl
Richard S. Lindahl Chief Financial Officer